EXHIBIT 5.3

Reinhart Boerner Van Deuren s.c. P.O. Box 2965 Milwaukee, WI 53201-2965 1000 North Water Street Suite 1700 Milwaukee, WI 53202 Telephone: 414-298-1000 Facsimile: 414-298-8097 reinhartlaw.com

January 25, 2018

Owens Corning

One Owens Corning Parkway

Toledo, OH 43659

Jones Day

901 Lakeside Avenue

Cleveland, OH 44114

Ladies and Gentlemen:

We have acted as local Wisconsin counsel to CDC Corporation, a Wisconsin corporation (the “Guarantor”), in connection with (i) the issuance and sale by Owens Corning, a Delaware corporation (“Parent”), of $400,000,000 aggregate principal amount of Parent’s 4.400% Senior Notes due 2048 (the “Debt Securities”), and (ii) the guarantee (the “Guarantee”) to be issued by the Guarantor to holders of the Debt Securities, pursuant to the prospectus supplement dated January 23, 2018, supplementing the prospectus dated January 11, 2018 that forms a part of the Parent’s Registration Statement (the “Registration Statement”) on Form S-3 (Registration No. 333-222514) filed on January 11, 2018 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”).

The Debt Securities and the Guarantee are being issued under an Indenture dated as of June 2, 2009, as supplemented by the Third Supplemental Indenture dated as of October 22, 2012, the Fourth Supplemental Indenture dated as of November 12, 2014, the Fifth Supplemental Indenture dated as of August 8, 2016, the Sixth Supplemental Indenture dated as of October 3, 2016, the Seventh Supplemental Indenture dated as of February 27, 2017, the Eighth Supplemental Indenture dated as of June 26, 2017, the Ninth Supplemental Indenture dated as of August 23, 2017 and the Tenth Supplemental Indenture dated as of January 25, 2018 (as so supplemented, the “Indenture”) among Parent, the Guarantor, certain other subsidiaries of Parent who will issue guarantees of the Debt Securities under the Indenture and Wells Fargo Bank, National Association, as trustee. This letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

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Owens Corning

Jones Day

January 25, 2018

In rendering this opinion we have, with your permission, relied on an officer’s certificate as to certain factual matters (the “Officer’s Certificate”). In rendering this opinion we have, with your permission, assumed without investigation, verification or inquiry that all signatures on the documents reviewed by us are genuine; the copies of all documents submitted to us are accurate and complete; each such document that is original is authentic and each such document that is a copy conforms to an authentic original.

Based upon the foregoing, but subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1.    The Guarantor is a corporation validly existing under the laws of the State of Wisconsin and, based solely on a certificate issued by the Wisconsin Department of Financial Institutions (the “Department”) on January 24, 2018: (a) the Guarantor has filed with the Department during its most recently completed report year the required annual report; (b) the Guarantor is not the subject of a proceeding under Wisconsin Statutes section 180.1421 to cause its administrative dissolution; (c) no determination has been made by the Department that grounds exist for such action with respect to the Guarantor; (d) no filing has been made with the Department of a decree of dissolution with respect to the Guarantor; and (e) Articles of Dissolution of the Guarantor have not been filed with the Department.

2.    The Guarantor has the corporate power and authority to enter into, and perform its obligations under, the Indenture and the Guarantee.

3.    The execution, delivery and performance of the Indenture (other than the Sixth Supplemental Indenture dated as of October 3, 2016, the Seventh Supplemental Indenture dated as of February 27, 2017 and the Ninth Supplemental Indenture dated as of August 23, 2017, to which Guarantor is not a party) and the Guarantee have been duly authorized by all necessary corporate action on the part of the Guarantor.

4.    The Indenture (other than the Sixth Supplemental Indenture dated as of October 3, 2016, the Seventh Supplemental Indenture dated as of February 27, 2017 and the Ninth Supplemental Indenture dated as of August 23, 2017, to which Guarantor is not a party) and the Guarantee have been duly executed and delivered by the Guarantor.

5.    The execution, delivery and performance by the Guarantor of its obligations under the Indenture and the Guarantee, the issuance of the Guarantee, the consummation of the transactions contemplated thereby or the fulfillment by the Guarantor of the terms thereof, do not (a) result in a violation of any provision of the Articles of Incorporation or Bylaws of the Guarantor, (b) result in a violation of any applicable laws to which the Guarantor or any of its properties is subject, (c) require any consent, approval, authorization, filing with or order of any Wisconsin state governmental agency or body by the Guarantor under any applicable laws or (d) result in a violation of any judgment, order or decree of which we have knowledge to which the Guarantor is subject of any Wisconsin court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Guarantor or any of its properties.

Owens Corning

Jones Day

January 25, 2018

The foregoing opinions are subject to the following additional assumptions and qualifications:

A.    Wherever we indicate that our opinion is “to our knowledge” or the like, our opinion is, with your permission, based solely on the Officer’s Certificate and the current conscious awareness of facts or other information within our actual knowledge after an inquiry of the attorneys currently with our firm who have provided legal services to the Guarantor within the past 12 months.

B.    We have not examined the records of the Guarantor or any court or any public, quasi-public, private or other office in any jurisdiction, or the files of our firm, and our opinions are subject to matters that an examination of such records would reveal.

The opinions expressed herein are limited to the laws of the State of Wisconsin in effect on the date hereof as they presently apply and we express no opinion herein as to the laws of any other jurisdiction. These opinions are given as of the date hereof, they are intended to apply only to those facts and circumstances that exist as of the date hereof, and we assume no obligation or responsibility to update or supplement these opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in laws that may hereafter occur, or to inform the addressees of any change in circumstances occurring after the date hereof that would alter the opinions rendered herein.

This opinion is limited to the matters set forth herein, and no opinion may be inferred or implied beyond the matters expressly contained herein. This opinion is being provided solely in connection with the Registration Statement. This opinion may not be used for any other purpose, or filed with or disclosed to any governmental authority without our prior written consent.

We hereby consent to the filing of this letter as an Exhibit to the Parent’s Current Report on Form 8-K on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statement, and to all references to our firm included in or made a part of the Prospectus. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Yours very truly,

REINHART BOERNER VAN DEUREN s.c.

BY	/s/ Benjamin G. Lombard

Benjamin G. Lombard